As filed with the Securities and Exchange Commission on February 10, 2000
                                                    Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   NUCO2 INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Florida
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   65-0180800
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                   2800 SE Market Place, Stuart Florida   34997
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                   NUCO2 INC.
                             1995 STOCK OPTION PLAN
                                       and
                               OPTION TO ADVISOR
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                             Eric M. Wechsler, Esq.
                                 General Counsel
                                   NuCo2 Inc.
                   2800 SE Market Place, Stuart, Florida 34997
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (561) 221-1754
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum
      Title Of Securities             Amount To Be            Offering Price Per          Proposed Maximum              Amount of
        To Be Registered               Registered                   Share             Aggregate Offering Price      Registration Fee

Common Shares, $.001 par
value per share                   1,200,000 shares(1)(2)             $11.92(2)                $14,304,000(2)                 $3,777
Common Shares, $.001 par
value per share                   1,500 shares                         $10.25                     $15,375                      $5
Total                                                                                                                        $3,782

(1) Pursuant to Rule 416, the Registration Statement also covers such indeterminate number of Common Shares as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 1995 Stock Option Plan (the "1995 Plan").

(2) Includes an aggregate of 431,480 shares with respect to which options were granted under the 1995 Plan at an average exercise price of $8.08 per share. An additional 768,520 shares may be offered under the 1995 Plan. Pursuant to Rule 457(g) and (h), the offering price for these additional shares is estimated solely for the purpose of determining the registration fee and is based on $14.07, the average of the high and low sale prices of the Common Shares as reported by The Nasdaq Stock Market on February 7, 2000.

                                EXPLANATORY NOTES

         On June 24, 1996, NuCo2 Inc. (the "Company") filed a Registration Statement on Form S-8 (No. 333- 06705) relating to, among other things, 350,000 Common Shares issuable under the 1995 Plan. On December 3, 1997 and December 2, 1999, the Company's shareholders approved increases of 500,000 and 700,000 Common Shares, respectively, in the 1995 Plan (the "Additional 1995 Plan Shares"), from 350,000 Common Shares to a total of 1,550,000 Common Shares.

         The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register the Additional 1995 Plan Shares and 1,500 Common Shares issuable pursuant to an advisor option.

         This Registration Statement includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,200,000 Common Shares acquired pursuant to the 1995 Plan by selling shareholders who may be deemed an "affiliate" (as such term is defined in Rule 405 under the Securities
Act) of the Company.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS

                             1,200,000 COMMON SHARES

                                   NUCO2 INC.


         This Prospectus relates to the reoffer and resale by certain selling shareholders of common shares that may be issued by us to the selling shareholders upon the exercise of stock options granted under our 1995 Stock Option Plan. We previously registered the offer and sale of the shares to the selling shareholders. This Prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use this Prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

         The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on The Nasdaq Stock Market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this Prospectus.

         Our common shares are listed on The Nasdaq National Market under the symbol "NUCO". On February 7, 2000, the last reported sale price on The Nasdaq National Market for our common shares was $13.9375 per share.

                               -----------------

         THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON
                                     PAGE 6.


                               -----------------

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
           ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
             OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
                 TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                               -----------------

                The date of this Prospectus is February 10, 2000.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION...........................................3

INCORPORATION BY REFERENCE....................................................3

ABOUT THIS PROSPECTUS.........................................................4

THE COMPANY...................................................................5

RISK FACTORS..................................................................6

USE OF PROCEEDS..............................................................14

SELLING SHAREHOLDERS.........................................................14

PLAN OF DISTRIBUTION.........................................................15

LEGAL MATTERS................................................................17

EXPERTS  ....................................................................17

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Our common shares are listed on The Nasdaq National Market and such reports and other information may also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, DC 20006-1500. Additional information about us is available over the Internet at our web site at HTTP://WWW.NUCO2.COM.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is considered to be a part of this Prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         (1) Our Annual Report on Form 10-K for the fiscal year ended June 30, 1999;
         (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999; and
         (3) Our Registration Statement on Form 8-A dated December 11, 1995.

         You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                                    NuCo2 Inc.
                                    2800 SE Market Place
                                    Stuart, Florida 34997
                                    Attention: General Counsel
                                    (561) 221-1754

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this Prospectus or a related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any selling shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful.

         The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                   THE COMPANY

         We are the nation's leading supplier of bulk CO2 systems and bulk CO2 for carbonating and dispensing fountain beverages. A pioneer in the use of bulk CO2 technology, we are the driving force in the transformation from high pressure CO2, the customary method of carbonating and dispensing fountain beverages, to bulk CO2. Bulk CO2 is a relatively new technology that has clear advantages over high pressure CO2, such as improved beverage quality and product yields, reduced employee handling and storage requirements, elimination of downtime and product waste and enhanced safety.

         We are headquartered in Stuart, Florida and employ the largest network of sales, service and support professionals in the industry.

         Our customers are many of the major national and regional restaurant and convenience store chains, movie theater operators, theme parks, resorts and sports venues.

         Our principal executive offices are located at 2800 SE Market Place, Stuart, Florida 34997. Our telephone number at such location is (561) 221-1754.

         We have been a public company since December 1995.

         The shares offered hereby were or will be purchased by the selling shareholders upon the exercise of options granted to them under our 1995 Stock Option Plan and will be sold for the accounts of the selling shareholders.

                                  RISK FACTORS


         The purchase of our common shares involves a high degree of risk. You should carefully consider the following risk factors and the other information in this Prospectus before deciding to invest in our common shares.


WE FACE UNCERTAINTY IN OUR ABILITY TO BECOME A PROFITABLE COMPANY.

         We have incurred substantial losses since our inception in 1990. Our net loss was $5.6 million for fiscal 1998, $8.9 million for fiscal 1999 and $2.4 million for the first quarter of fiscal 2000. Our losses to date have resulted primarily from expenses incurred in building a sales and marketing organization, adding administrative personnel and developing a national infrastructure to support the rapid growth in the number of our installed base of bulk CO2 systems. The cost of this expansion and the significant depreciation expense of our installed base of bulk CO2 systems have resulted in significant operating losses to date and accumulated net losses of $19.5 million at September 30, 1999. We cannot be certain that we will install a sufficient number of our bulk CO2 systems or obtain sufficient market acceptance to allow us to achieve or sustain profitability.

WE HAVE SUBSTANTIAL INDEBTEDNESS.

         As of September 30, 1999, we had outstanding indebtedness of $83.5 million, which included $44.25 million under our revolving credit facility and $38.8 million of our 12% Senior Subordinated Promissory Notes due 2004 and 2005. If we are unable to generate sufficient cash flow to service our indebtedness, we will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that any of these strategies can be affected on satisfactory terms, if at all, particularly in light of our high levels of indebtedness. In addition, the extent to which we continue to have substantial indebtedness could have significant consequences, including:

         - our ability to obtain additional financing in the future for working capital, capital expenditures, product research and development, acquisitions and other general corporate purposes may be materially limited or impaired,
         - a substantial portion of our cash flow from operations may need to be dedicated to the payment of interest on our indebtedness and therefore not available to finance our business, and
         - our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our flexibility in responding to changing business and economic conditions.

         Also, our lenders require that we maintain certain financial and other covenants. In the event that we fail to maintain such covenants, our lenders could declare us in default and demand the repayment of our indebtedness to them if such default were not cured or waived.


WE NEED ADDITIONAL FUNDING TO EXPAND OUR BUSINESS.

         At September 30, 1999, we had negative working capital of $3.1 million. Our business is capital intensive and we will continue to require substantial funds in order to expand our business. Our ability to borrow additional funds under our revolving credit facility is dependent upon the achievement by us of increasing levels of gross margin and earnings before interest, taxes, depreciation and amortization ("EBITDA"). If we do not achieve EBITDA levels sufficient to borrow additional funds to purchase bulk CO2 systems to place into service and we are unable to obtain additional debt or equity financing, we will have to limit our growth.

OUR FUTURE OPERATING RESULTS REMAIN UNCERTAIN.

         You should not consider growth rates in our revenue to be indicative of growth rates in our operating results. In addition, you should not consider prior growth rates in our revenue to be indicative of future growth rates in our revenue. The timing and amount of future revenues will depend almost entirely on our ability to obtain new agreements with potential customers for the installation of bulk CO2 systems and utilization of our services. Our future operating results will depend on many factors, including:

                  o         the level of product and price competition,
                  o         the ability of us to manage our growth,
                  o         the ability to hire additional employees, and
                  o         the ability to control costs.

OUR BUSINESS IS DEPENDENT ON CONTINUED MARKET ACCEPTANCE BY THE
FOOD AND BEVERAGE INDUSTRY.

         We are substantially dependent on continued market acceptance of our bulk CO2 systems by the food and beverage industry which accounts for approximately 95% of our revenues. The retail beverage CO2 industry is mature, with only limited growth in total demand for CO2 foreseen. Our ability to grow is dependent upon the success of our marketing efforts in acquiring new customers and their acceptance of bulk CO2 systems in replacing high pressure CO2 cylinders. While the food and beverage industry to date has been receptive to bulk CO2 systems, we cannot be certain that the operating results of our installed base of bulk CO2 systems will continue to be favorable or that past results will be indicative of future market acceptance of our service.

         In addition, any recession experienced by the food and beverage industry or any significant shift in consumer preferences away from carbonated beverages to other types of beverages could harm our business, financial condition, results of operations and ability to service our indebtedness.


WE LACK PRODUCT DIVERSITY.

         Substantially all of our revenues are derived from the rental of bulk CO2 systems installed at customers' sites, the sale of CO2 and high pressure cylinder rental revenues. Unlike many of our competitors for whom bulk CO2 is a secondary business, we have no material lines of business other than the leasing of bulk CO2 systems and the sale of CO2 and we do not anticipate diversifying into other product or service lines in the future. Accordingly, market acceptance of our bulk CO2 systems is critical to our future success. We cannot assure you that an acceptable level of demand will be achieved or sustained. If sufficient demand for our bulk CO2 systems does not develop due to lack of market acceptance, technological change, competition or other factors, our business, financial condition and results of operations and ability to service our indebtedness could be seriously harmed.

OUR MARKET IS HIGHLY COMPETITIVE.

         The industry in which we operate is highly competitive. While we are the first and only company to operate a national network of service locations with over 97% of fountain beverage users in the Continental United States within our current service area, we compete regionally with several direct competitors. We cannot be certain that these competitors have not or will not substantially increase their installed base of bulk CO2 systems and expand their service nationwide. Because there are no major barriers to entry, we also face the risk of a well capitalized competitor's entry into our existing or future markets. In addition, we compete with numerous distributors of bulk and high pressure CO2, including industrial gas and welding supply companies, specialty gas companies, restaurant and grocery supply companies and fountain supply companies. These suppliers vary widely in size and some of our competitors have significantly greater financial, technical or marketing resources than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to customers. Our competitors might succeed in developing technologies, products or services that are superior, less costly or more widely used than those that have or are being developed by us or that would render our technologies or products obsolete or noncompetitive. In addition, certain competitors may have an advantage over us with customers who prefer dealing with one company that can supply bulk CO2 as well as fountain syrup. We cannot be certain that we will be able to compete effectively with current or future competitors. Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to service our indebtedness.

OUR FAILURE TO MANAGE GROWTH COULD HARM OUR BUSINESS.

         We have experienced rapid growth and intend to continue to expand our operations aggressively. The growth in the size and scale of our business has placed, and we expect it will continue to place, significant demands on our operational, administrative and financial personnel and operating systems. Our additional planned expansion may further strain management and other resources. Our ability to manage growth effectively will depend on our ability to improve our operating systems, to expand, train and manage our employee base and to develop additional service capacity. We may be unable to effectively manage the expansion of our operations, to implement and develop our systems, procedures or controls, to adequately support our operations or to achieve and manage the currently projected installations of bulk CO2 systems. If we are unable to manage growth effectively, our business, financial condition and results of operations and our ability to service our indebtedness could be seriously harmed.

WE DEPEND UPON THIRD-PARTY SUPPLIERS.

         We do not conduct manufacturing operations and depend, and will continue to depend, on outside parties for the manufacture of bulk CO2 systems and components. We intend to significantly expand our installed base of bulk CO2 systems, and such expansion may be limited by the manufacturing capacity of our third-party manufacturers. Although we expect that our current manufacturers of bulk CO2 systems will be able to produce sufficient units to meet projected demand, manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for bulk CO2 systems, we may be unable to meet such demand due to manufacturing constraints. Although we have agreements with Chart Industries, Inc. and Taylor Wharton Cryogenics (a division of Harsco Corporation), the two major manufacturers of bulk CO2 systems, neither company has a long-term obligation to continue to manufacture bulk CO2 systems and components. Should either manufacturer cease manufacturing bulk CO2 systems, we would be required to locate additional suppliers. We may be unable to locate alternate manufacturers on a timely basis. A delay in the supply of bulk CO2 systems could cause potential customers to delay their decision to purchase our services or to choose not to purchase our services, which would result in delays in or loss of revenues. In such event, our business, financial condition and results of operations and our ability to service our indebtedness would be affected.

         In addition, we purchase CO2 for resale to our customers. In May 1997, we entered into a ten year exclusive requirements contract with The BOC Group, Inc. ("BOC") for the purchase of bulk CO2. In the event that BOC is unable to fulfill our requirements, we would have to locate additional suppliers. A delay in locating additional suppliers or our inability to locate additional suppliers would result in loss of revenues. In such event, our business, financial condition and results of operations and our ability to service our indebtedness would be affected.

WE DEPEND UPON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL PERSONNEL.

         Our performance is substantially dependent on the continued services of our executive officers and key employees, all of whom we employ on an at-will basis. Our long-term success will depend on our ability to recruit, retain and motivate highly skilled personnel. Competition for such personnel is intense. We have at times experienced difficulties in recruiting qualified personnel, and we may experience difficulties in the future. The inability to attract and retain necessary technical and managerial personnel could seriously harm our business, financial condition and results of operations and our ability to service our indebtedness. We do not maintain "key man" life insurance on any employee.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGES TO REMAIN COMPETITIVE.

         Our success depends in part on our ability to obtain new bulk CO2 customers by converting existing users of high pressure CO2 cylinders to bulk CO2 systems and to keep pace with continuing changes in technology and consumer preferences while remaining price competitive. Our failure to develop technological improvements or to adapt our products and services to technological change on a timely basis could, over time, seriously harm our business, financial condition and results of operations and our ability to service our indebtedness.

OUR COMMON SHARE PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         Our common share price has fluctuated substantially since our initial public offering in December 1995. The market price of our common shares could decline from current levels or continue to fluctuate. The market price of our common shares may be significantly affected by the following factors:

         - announcements of technological innovations or new products or services by us or our competitors,
         -     trends and fluctuations in the use of bulk CO2 systems,
         - timing of bulk CO2 systems installations relative to financial reporting periods,
         -     release of  reports,
         -     operating results below expectations,
         - changes in, or our failure to meet, financial estimates by securities analysts,
         -     industry  developments,
         -     market  acceptance  of bulk CO2 systems,
         -     economic and other external factors, and
         -     period-to-period fluctuations in our financial results.

         In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common shares.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONALITY.

         Approximately 9% of our bulk CO2 customers are billed utilizing a "rental plus per pound" program and approximately 15% of our bulk CO2 customers own their own bulk CO2 systems and are billed by the pound for all CO2 delivered. We believe that, on a relative basis, customers purchasing bulk CO2 by the pound tend to consume less CO2 in the winter months and our sales to such customers will be correspondingly lower in times of cold or inclement weather. We cannot be certain, however, that such seasonal trends will continue. Consequently, we are unable to predict revenues for any future quarter with any significant degree of accuracy.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. In addition, the payment of cash dividends is restricted by financial covenants in our loan agreements.

OUR OPERATING RESULTS ARE AFFECTED BY RISING INTEREST RATES.

         The interest rate on our revolving credit facility fluctuates with market interest rates resulting in greater interest costs in times of rising interest rates. Consequently, our profitability is sensitive to changes in interest rates.

OUR INSURANCE POLICIES MAY NOT COVER ALL OPERATING RISKS.

         Our operations are subject to all of the operating hazards and risks normally incidental to handling, storing and transporting CO2, which as a compressed gas is classified as a hazardous material. We maintain insurance policies in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. We cannot assure you that such insurance will be adequate to protect us from all liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business or that such levels of insurance will be maintained or will be available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, our business, financial condition, and results of operations and ability to service our indebtedness could be seriously harmed.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

         Our business is subject to federal and state laws and regulations adopted for the protection of the environment, the health and safety of our employees and users of our products and services. The transportation of bulk CO2 is subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation. These regulatory authorities have broad powers, and we are subject to regulatory and legislative changes that can affect the economics of our industry by requiring changes in operating practices or influencing the demand for, and the cost of providing services.

OUR  OFFICERS AND DIRECTORS ARE ABLE TO EXERT SIGNIFICANT CONTROL
OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

         Executive officers, directors and entities affiliated with them beneficially own, in the aggregate, approximately 27% of our outstanding common shares. These shareholders, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions, such as mergers or other business combination transactions. This concentration of ownership may also have the effect of delaying or preventing an acquisition or change in control of our company, which could have a material adverse effect on our common share price.


PROVISIONS OF OUR CHARTER AND FLORIDA LAW MAY PREVENT OR DELAY AN
ACQUSITION OF OUR COMPANY.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Without any further vote or action on the part of the shareholders, our board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the issuance of preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

         We are subject to several anti-takeover provisions that apply to a public corporation organized under Florida law. These provisions provide that, subject to certain exceptions, an "affiliated transaction" (certain transactions between a corporation and a holder of more than 10% of its voting securities) must be approved by a majority of disinterested directors or the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder," and that "control shares" (shares acquired in excess of certain specified thresholds) acquired in specified control share acquisitions have voting rights only to the extent conferred by resolution approved by shareholders, excluding holders of shares defined as "interested shares."

         A Florida corporation may opt out of the Florida anti-takeover laws if its articles of incorporation or, depending on the provision in question, its bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay a merger or other takeover or change of control and may discourage attempts by other companies to acquire us.

FUTURE SALES OF SHARES COULD AFFECT OUR STOCK PRICE.

         If our shareholders sell substantial amounts of our common shares, including shares issued upon exercise of outstanding options and warrants, in the public market, the market price of our common shares could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have outstanding options under our 1995 Stock Option Plan and Directors' Stock Option Plan to purchase an aggregate of 816,714 common shares at an average exercise price of $9.26 per share and outstanding warrants to purchase an aggregate of 2,178,047 common shares at an average exercise price of $11.71 per share.

THIS PROSPECTUS AND DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS; THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND OTHER FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

         This Prospectus and documents incorporated by reference into this Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this Prospectus and documents incorporated by reference into this Prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this Prospectus or as of the date of any document incorporated by reference into this Prospectus. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this Prospectus or the date of any document incorporated into this Prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         This Prospectus relates to the reoffer and resale by certain selling shareholders identified in this Prospectus of common shares that may be issued by us to the selling shareholders upon the exercise of stock options granted under our 1995 Stock Option Plan. See "Selling Shareholders." All net proceeds from the sale of common shares will go to the shareholders who offer and sell their shares. We will not receive any part of the proceeds from such sales. We will, however, receive the exercise price of the options at the time of their exercise. If all of the options are exercised, we will realize proceeds in the amount of $3,165,821. Such proceeds will be contributed to working capital and will be used for general corporate purposes.


                              SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of common shares issued or that may be issued to the selling shareholders under our 1995 Stock Option Plan.

         The following table sets forth (i) the number of common shares beneficially owned by each selling shareholder at February 7, 2000, (ii) the number of common shares to be offered for resale by each selling shareholder (i.e., the total number of common shares underlying options held by each selling shareholder irrespective of whether such options are presently exercisable or exercisable within 60 days of February 7, 2000) and (iii) the number and percentage of common shares to be held by each selling shareholder after completion of the offering.


                                                                                                 Number of Common
                                                                            Number of          Shares/Percentage of
                                                Number of Common          Common Shares       Class to be Owned After
                                               Shares Owned Prior         to be Offered          Completion of the
                   Name                         to the Offering(1)              (2)                 Offering(1)
                  ------                       --------------------          --------              ------------
Edward M. Sellian, Chief Executive                    1,180,353              150,000               1,086,263/14.7%
Officer
Robert Ranieri,Chief Operating Officer                  106,609              189,783                  10,500/*

-----------------------------
*  Less than 1%.

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date of this Prospectus upon the exercise of options. Unless otherwise noted, we believe that all persons named in the above table have sole voting and investment power with respect to all common shares beneficially owned by them.

(2) Consists of common shares issuable upon the exercise of options both currently and not currently exercisable.

         We cannot assure you that the selling shareholders will exercise their options to purchase our common shares.

         The shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the selling shareholders are first required to contact our Corporate Secretary to confirm that this Prospectus is in effect. We intend to distribute to each selling shareholder a letter describing the procedures that the selling shareholder may follow in order to use this Prospectus to sell the shares and under what conditions this Prospectus may be used. The selling shareholders expect to sell the shares at prices then attainable, less ordinary brokers' commission and dealers' discounts as applicable.


                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; we have not and the selling shareholders have not employed an underwriter for the sale of common shares by the selling shareholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling shareholders will bear all expenses associates with the sale of the common shares.

         The selling shareholders may offer their common shares directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the common shares may be listed at the time of sale
         o        In negotiated transactions
         o        In the over-the-counter market
         o        In a combination of any of the above transactions

         The selling shareholders may offer their common shares at any of the following prices:

         o        Fixed prices which may be changed
         o        Market prices prevailing at the time of sale
         o        Prices related to such prevailing market prices
         o        At negotiated prices

         The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common shares from the selling shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq or at prices or at quotes related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the common shares pursuant to this Prospectus might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

         The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the common shares. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of the common shares under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their common shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell common shares unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling shareholders have represented to us that any purchase or sale of common shares by them will comply with Regulation M promulgated under the Exchange Act. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common shares (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common shares or any right to purchase our common shares, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common shares except for the purpose of preventing or retarding a decline in the open market price of our common shares. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common shares at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common shares.

         There can be no assurance that the selling shareholders will sell any or all of the shares offered by them pursuant to this Prospectus or otherwise.



                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the common shares offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022. Certain members of such firm own an aggregate of 152,576 common shares. Robert L. Frome, a member of such firm, is one of our directors.


                                     EXPERTS

         The consolidated financial statements of NuCo2 Inc. incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 have been so incorporated in reliance on the report of Margolin, Winer & Evens LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The following documents filed by NuCo2 Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

         (a) Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1999;

         (b) Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended September 30, 1999; and

         (c) The description of the Common Shares in the Company's Registration Statement on Form 8-A dated December 11, 1995.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interest of Named Experts and Counsel

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022. Certain members of such firm own an aggregate of 152,576 Common Shares. Robert L. Frome, a member of such firm, is a director of the Company.

Item 6.  Indemnification of Directors and Officers

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Articles of Incorporation and Bylaws of the Company provide that the Company may indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company.

         The Company has obtained a directors' and officers' insurance and company reimbursement policy in the amount of $5,000,000. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         See the last paragraph of Item 9 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act.

         Section 607.0850 of the Florida Business Corporation Act.

         INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                  (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

                  (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (c) By independent legal counsel:

                      1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

                      2. If a quorum of the  directors  cannot be  obtained  for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                  (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                  (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                  (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

                  (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

                  (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                  (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                  (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                  (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1) subsection (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (11) For purposes of this section:

              (a) The term "other enterprises" includes employee benefit plans;

              (b) The term "expenses" includes counsel fees, including those for appeal;

              (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

              (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

              (e) The term "agent" includes a volunteer;

              (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

              (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company, to the fullest extent permitted under Florida law.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit Index

         4        1995 Stock Option Plan.

         5        Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

      23.1 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

     23.2         Consent of Margolin, Winer & Evens, LLP, independent auditors.

     24 Powers of Attorney (included on the signature page to this Registration Statement).

Item 9.  Undertakings

                  The undersigned registrant hereby undertakes:

                  a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  d. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  e. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stuart, State of Florida on this 10th day of February, 2000.

                                             NUCO2 INC.
                               ------------------------------------------------
                                           (Registrant)

                               By: /s/ Edward M. Sellian
                                   --------------------------------------------
                                      Edward M. Sellian, Chief Executive Officer


                       POWER OF ATTORNEYS AND SIGNATORIES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of NuCo2 Inc. hereby constitutes and appoints Edward M. Sellian and Eric M. Wechsler and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable NuCo2 Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Signature                        Title                        Date

/s/ Edward M. Sellian         Chairman of the Board and Chief
---------------------------   Executive Officer (Principal     February 10, 2000
    (Edward M. Sellian)       Executive Officer)

/s/ Robert Ranieri            Executive Vice President, Chief  February 10, 2000
---------------------------   Operating Officer and Director
   (Robert Ranieri)


/s/ Joann Sabatino            Chief Financial Officer          February 10, 2000
--------------------------    (Principal Financial Officer
   (Joann Sabatino)           and Principal Accounting Officer)

/s/ Craig L. Burr              Director                        February 10, 2000
--------------------------
     (Craig L. Burr)

/s/ Robert L. Frome            Director                        February 10, 2000
--------------------------
     (Robert L. Frome)

/s/ John A. Kerney             Director                        February 10, 2000
--------------------------
     (John A. Kerney)

/s/ Daniel Raynor              Director                        February 10, 2000
--------------------------
     (Daniel Raynor)

/s/ Richard D. Waters, Jr.     Director                        February 10, 2000
--------------------------
   (Richard D. Waters, Jr.)


The 1995 Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida on February 10, 2000.


                                                   NUCO2 INC.
                                            1995 STOCK OPTION PLAN
                                  ----------------------------------------------



                                  By:  /s/ John A. Kerney
                                       -----------------------------------------
                                          John A. Kerney,
                                           Member of Stock Option Committee


                                  By:  /s/ Daniel Raynor
                                       -----------------------------------------
                                          Daniel Raynor,
                                          Member of Stock Option Committee